NEWS RELEASE Mid Penn Contact: Jennifer M. Trautlein 717-914-6577 jen.trautlein@midpennbank.com FOR IMMEDIATE RELEASE MID PENN BANCORP, INC. ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER HARRISBURG, PA, September 1, 2026 (BUSINESSWIRE) -- Mid Penn Bancorp, Inc. (Mid Penn) (NASDAQ: MPB), headquartered in Harrisburg, Pennsylvania, is pleased to announce the appointment of Gregory B. Braca to its Board of Directors, effective September 16, 2026. As the former president and chief executive officer of TD Bank, one of the 10 largest banks in the United States with over $400 billion in assets, Braca led the strategic direction and operational oversight of the U.S. retail, commercial, and specialty banking businesses. Prior to being named chief executive officer, he held several key leadership roles at TD Bank, including chief operating officer and head of corporate and specialty banking. Mid Penn Chair, President, and CEO Rory G. Ritrievi stated, “We are pleased to welcome Greg to our Board of Directors. His extensive leadership experience across all areas of banking, along with his deep understanding of financial services strategy, operations, governance, and risk management, will be invaluable as Mid Penn continues to grow and strengthen the value we deliver to our shareholders, customers, employees, and communities.” Braca is a seasoned wall street executive with over 40 years of experience leading some of the most recognized financial institutions in North America. He is the chairman of Ironlight, a tokenized exchange ATS for real world assets. He currently sits on the board of Intellicheck, a publicly-traded I.D. management company, and is a senior advisor to Star Mountain Capital, a private credit firm, and Myota, a cybersecurity firm. Braca has served on several influential boards and industry groups, including being the chairman of the New York Bankers Association. Regarding his appointment, Braca said, “I am honored to join Mid Penn’s Board and look forward to working with the leadership team to support continued strategic execution, enhance long-term value, and help advance the Company’s commitment to its shareholders, customers, employees, and communities.” About Mid Penn Bancorp, Inc. Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Harrisburg, Pennsylvania, is the parent company of Mid Penn Bank, a full-service commercial bank. Mid Penn operates 62 retail locations throughout Pennsylvania and central and southern New Jersey, has total assets of approximately $7 billion, and offers a comprehensive portfolio of financial products and services to the communities it serves. To learn more, please visit www.midpennbank.com.